CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 119 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 13, 2000, relating to the financial statements and financial highlights appearing in the October 31, 2000 Annual Reports to Shareholders of Liberty Select Value Fund, Liberty Newport International Equity Fund and Liberty Newport Global Equity Fund (formerly Liberty Newport Global Utilities Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2001